Exhibit 99.1

Receptos Reports Positive Phase 2 Results for TOUCHSTONE Trial of RPC1063 in Ulcerative Colitis

– Study met primary efficacy and all secondary endpoints with statistical significance for patients on 1 mg dose after 8 weeks of treatment –

– Safety data are consistent with the favorable profile observed in Phase 2 trial in relapsing multiple sclerosis –

– Receptos plans to initiate Phase 3 program in ulcerative colitis and Phase 2 program in Crohn’s disease –

– Investor conference call and webcast today at 5:00 p.m. ET (2:00 p.m. PT) –

San Diego, CA, October 27, 2014 — Receptos, Inc. (Nasdaq: RCPT) today announced that TOUCHSTONE, the Phase 2 trial of RPC1063 in ulcerative colitis (UC), met its primary endpoint and all secondary endpoints with statistical significance in patients on the 1 mg dose of RPC1063 in the 8-week induction period. The overall safety and tolerability profile of RPC1063 was consistent with the results of the recent Phase 2 trial in relapsing multiple sclerosis (RMS), and continues to support the potential for orally administered RPC1063 to significantly improve the treatment paradigm for UC patients. The maintenance period of the TOUCHSTONE trial is currently ongoing.

This randomized, double-blind, placebo-controlled trial assessed the efficacy, safety and tolerability of two orally administered doses (0.5 mg and 1 mg) of RPC1063 in patients with UC across 57 sites in 13 countries. The trial enrolled 199 patients, approximately 10% higher than planned due to a strong interest among investigators and patients to participate in the study. The primary endpoint of the trial, the proportion of patients in clinical remission at week 8 as defined by the industry standard Mayo scoring criteria, was achieved by 16.4% of patients on the 1 mg dose of RPC1063, as compared to 6.2% of patients on placebo, which was statistically significant (p<0.05). In the low dose group of 0.5 mg, 13.8% of patients achieved clinical remission, which was not statistically significantly different from the placebo group.

All secondary endpoints at week 8, including clinical response, change in the Mayo score and mucosal improvement on endoscopy were also positive and statistically significant for the 1 mg dose. Notably, 58.2% of patients on the 1 mg dose of RPC1063 achieved clinical response, as compared to 36.9% of patients on placebo (p<0.05). Trends were observed for all secondary efficacy endpoints for the 0.5 mg dose group that appear to demonstrate evidence of a dose response. The detailed results of the Phase 2 portion of the TOUCHSTONE trial are expected to be presented at a major scientific meeting in the coming months.

RPC1063 was generally well tolerated, and the incidence of adverse events across the active treatment groups and placebo appeared to be similar. Most adverse events were either mild or moderate in nature, and there appeared to be no concerning signals in the adverse events of special interest, including the cardiac and hepatic safety profiles. With regard to the cardiovascular profile, first dose mean changes in heart rate in patients receiving RPC1063 were generally modest during the first six hours after administration, which is consistent with the findings of the Company’s earlier Phase 2 trial in RMS and thorough QT study. Rates of liver transaminase elevations observed in patients receiving RPC1063 were low and consistent with the earlier Phase 2 trial in RMS.

“The results of this trial demonstrated a significant treatment effect of orally administered RPC1063 at the 1 mg dose, with what appears to be a clear dose response and consistency across both the primary and secondary efficacy endpoints,” said Dr. William Sandborn, M.D., Professor of Medicine and Chief, Division of Gastroenterology and Director, University of California San Diego Inflammatory Bowel Disease Center. “The results also showed a favorable overall safety profile. A Phase 3 program is clearly warranted in order to confirm and extend these results.”

Based on these results, Receptos plans to initiate a Phase 3 program in 2015 to compare the safety and efficacy of the 1 mg dose of RPC1063 to placebo in patients with UC. In addition, these results suggest the potential for RPC1063 to be used in the treatment of Crohn’s disease, a related inflammatory bowel disease. Receptos plans to initiate a Phase 2 study of RPC1063 for the treatment of Crohn’s disease in 2015.

“The positive results of the TOUCHSTONE study exceeded our expectations with respect to the treatment effect of RPC1063,” said Faheem Hasnain, President and Chief Executive Officer of Receptos. “The consistency of the efficacy data across the various endpoints for the high dose, combined with the favorable safety profile, gives us confidence to move forward expeditiously with Phase 3 trials in ulcerative colitis and a Phase 2 trial in Crohn’s disease. There is a tremendous unmet need for a novel orally administered therapy in these patient populations. In addition, we believe that RPC1063 may have promise in other therapeutic areas, and we intend to continue to explore other autoimmune indications where RPC1063 may provide utility.”

Conference Call Today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Receptos management team will host a teleconference and webcast to discuss the information in this press release. The live call may be accessed by phone by calling (866) 757-6808 (domestic) or (760) 536-5211 (international), conference ID 26817792. The webcast can be accessed live on the Investor Relations section of the Receptos website at www.receptos.com and will be archived for 14 days following the call. A replay of the call will be available by phone by calling (855) 859-2056, participant code 26817792.

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Patents supporting RPC1063 were exclusively licensed to Receptos from The Scripps Research Institute (TSRI).

About TOUCHSTONE

TOUCHSTONE is a randomized, double-blind, placebo-controlled Phase 2 trial investigating the effect of two orally administered doses of RPC1063 versus placebo in patients with moderately to severely active ulcerative colitis. This trial enrolled 199 patients across 57 sites in North America, Europe and Asia Pacific. The trial consists of an 8-week induction period followed by a blinded 24-week maintenance period for patients achieving clinical response during the induction period. The maintenance portion of the trial is ongoing and is expected to be completed in 2015. Additional information regarding TOUCHSTONE is available at www.clinicaltrials.gov (NCT01647516).

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “believes,” “may,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the safety, efficacy and projected development timeline of drug candidates such as RPC1063 constitute forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation consistency of trial results to date with further trial results, the Company’s ability to adequately and timely recruit and enroll patients in its clinical trials, as well as other risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks are described in detail in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014. All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

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Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com